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                                     [LETTERHEAD]

                                     July 15, 1997



Technology Solutions Company
205 North Michigan Avenue
Suite 1500
Chicago, Illinois 60601

         Re:  2,625,610 SHARES OF COMMON STOCK

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") being filed by Technology Solutions Company, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of an aggregate of 2,625,610 shares of Common Stock, $.01 par value, of the Company (the "Registered Common Stock"), to be issued pursuant to the Technology Solutions Company 1996 Stock Incentive Plan (the "1996 Plan") and pursuant to The Bentley Company Stock Option Incentive Plan as assumed by the Company upon consummation of the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of June 10, 1997 among The Bentley Company, a Massachusetts corporation ("Bentley"), the Company and a wholly-owned subsidiary of the Company (the "Bentley Plan" and together with the 1996 Plan, the "Plans").

         We are familiar with the proceedings to date with respect to the proposed issuance of the Registered Common Stock pursuant to the Plans and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

         Based on the foregoing, we are of the opinion that:

         1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.


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Technology Solutions Company
July 15, 1997
Page 2

         2. Each share of the Registered Common Stock which is newly issued pursuant to the 1996 Plan will constitute a share of Common Stock of the Company which has been duly authorized and validly issued and is fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company's Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such shares as contemplated by the 1996 Plan; and (iii) a certificate representing such share shall have been duly executed, countersigned and registered and duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the 1996 Plan.

         3. Each share of the Registered Common Stock which is newly issued pursuant to the Bentley Plan will constitute a share of Common Stock of the Company which has been duly authorized and validly issued and is fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act; and (ii) a certificate representing such share shall have been duly executed, countersigned and registered and duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the Bentley Plan.

         This opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                  Very truly yours,
                                  Sidley and Austin